UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one):   [X] Form 10-K    [_] Form 20-F    [_] Form 11-K    [_] Form 10-Q
               [_] Form N-SAR  [_] Form N-CSR

               For Period Ended: December 31, 2002
               [_]  Transition Report on Form 10-K
               [_]  Transition Report on Form 20-F
               [_]  Transition Report on Form 11-K
               [_]  Transition Report on Form 10-Q
               [_]  Transition Report on Form N-SAR
               For the Transition Period Ended:_________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION
Health & Nutrition Systems International, Inc.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable

3750 Investment Lane, Suite 5
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

West Palm Beach, Florida  33407
________________________________________________________________________________
City, State and Zip Code

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [X]  | (a) The reasons described in reasonable detail in Part III of this
       |     form could not be eliminated without unreasonable effort or
       |     expense;
  [X]  | (b) The subject annual report,  semi-annual report, transition report
       |     on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
             portion
       |     thereof, will be filed on or before the fifteenth calendar day
       |     following the prescribed due date; or the subject quarterly
       |     report or transition report on Form 10-Q, or portion thereof will
       |     be filed on or before the fifth calendar day following the
       |     prescribed due date; and
       | (c) The accountant's statement or other exhibit required by Rule
       |     12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed.)

The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2002, could not be filed within the prescribed time period because of additional time required by the Registrant's management to compile certain information to be included in the Report. The Report on Form 10-KSB cannot be timely filed without unreasonable effort or expense. The registrant anticipates the filing of its Form 10-KSB by the extended due date.







SEC 1344 (02-02) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Morris C. Brown                                (561)           650-7900
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                      (Name)                 (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No
     ___________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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Health & Nutrition Systems International, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
March 31, 2003                         /s/Christopher Tisi
Date                               By  Christopher Tisi
                                       President, Chief Executive Officer
                                       And Interim Chairman of the Board
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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